Exhibit 10.18
December 10, 2024

Anthony Paquette
[*]
Via Email: [*]

Dear Anthony:

It is with great pleasure that we extend to you an offer to join Galaxy Digital Services LLC (the “Company”), on the terms set forth below.  This letter is referred to herein as the “Letter Agreement”, and this Letter Agreement will supersede and replace in its entirety the offer letter agreement, by and between you and the Company, dated November 22, 2024 (the “Prior Agreement”) For clarity and the avoidance of doubt, dollar amounts specified in this Letter Agreement with $ are denominated in United States Dollars, and dollar amounts with C$ are denominated in Canadian Dollars.

Title; Duties; Status:
Title/Reporting. Upon commencement of your employment as set forth below (your “Start Date”), you will become employed by the Company with the title of Managing Director, Head of Finance, reporting to the Chief Executive Officer or such other person approved by you (the “Reporting Line”); provided, that, subject to, and contingent upon, your appointment, by the board of directors of Galaxy Digital Holdings Ltd., as Chief Financial Officer, on January 1, 2025 you shall become Chief Financial Officer, reporting to the Reporting Line.

Duties. You will (i) perform such services for the Company, for an affiliate of the Company (which, for the avoidance of doubt, includes Galaxy Digital Holdings Ltd., including, any U.S. publicly listed successor entity), or for any other entity within the Galaxy Digital Holdings LP (including, any successor entity) group of companies (collectively, the “Galaxy Group”) as the Company may reasonably request that is consistent with your position and title with the Company, (ii) devote all of your skill, knowledge and substantially all of your working time to the conscientious performance of such services on behalf of the Galaxy Group, and (iii) perform such services at the Company’s office in New York, NY, or such other location as the Company and you may mutually agree.

Status. Your position is classified as full-time exempt from overtime under applicable federal and state laws. As an exempt employee, you are not eligible for overtime pay.

Start Date:	Your Start Date shall be on or about December 26, 2024.

Compensation:
Base Salary. Your base salary will be at a rate of $400,000 per annum, payable in equal installments in accordance with the Company’s standard payroll practices.

Sign-On Equity Grant. Following your Start Date, you will be granted 375,000 restricted share units (which may be settled in shares or cash) in Galaxy Digital Holdings Ltd. (or any U.S. publicly listed successor entity) (the “Sign-On Equity Grant”). The Sign-On Equity Grant will vest, subject to continued employment through the applicable vesting date, in four equal 25% annual installments on each of the first four anniversaries of the Start Date.

First Sign-On Option Grant. Furthermore, following your Start Date, you will be granted an option to purchase 300,000 shares of Galaxy Digital Holdings Ltd. (or any U.S. publicly listed successor entity) (the “First Sign-On Option Grant”), with an exercise price equal to the Market Price (as defined in the Amended and Restated Galaxy Digital Holdings Ltd. Long Term Incentive Plan (the “LTIP”)) on the Grant Date (as defined in the LTIP). The First Sign-On Option Grant will vest, subject to continued employment through the applicable vesting date, in four equal 25% annual installments on each of the first four anniversaries of the Start Date.

Second Sign-On Option Grant. Furthermore, following your Start Date, you will be granted an option to purchase 325,000 shares of Galaxy Digital Holdings Ltd. (or any U.S. publicly listed successor entity) (the “Second Sign-On Option Grant”), with an exercise price equal to (x) the Market Price on the Grant Date plus (y) C$3.00. The Second Sign-On Option Grant will vest, subject to continued employment through the applicable vesting date, in four equal 25% annual installments on each of the first four anniversaries of the Start Date.

Third Sign-On Option Grant. Furthermore, following your Start Date, you will be granted an option to purchase 350,000 shares of Galaxy Digital Holdings Ltd. (or any U.S. publicly listed successor entity) (the “Third Sign-On Option Grant”), with an exercise price equal to (x) the Market Price on the Grant Date plus (y) C$6.00. The Third Sign-On Option Grant will vest, subject to continued employment through the applicable vesting date, in four equal 25% annual installments on each of the first four anniversaries of the Start Date.

Discretionary Annual Performance Bonus.

Generally. In addition, for each full fiscal year during your employment, commencing with the Galaxy Group’s fiscal year ending December 31, 2025 (the “2025 Year”), you will be eligible to receive a discretionary annual performance bonus; provided, that for the 2025 Year only you shall have a target discretionary annual performance bonus opportunity of $1,600,000; provided, further, that the actual amount, and terms and conditions, of your annual performance bonus for any year (if any), including the 2025 Year, will, in each case, be determined by the Company in its sole and absolute discretion, taking into account your performance as well as general business conditions.

Form of Payment. Any annual performance bonus is currently anticipated to be paid in a manner, and on terms and conditions, consistent with other similarly situated Galaxy Group executives, however, the Galaxy Group retains sole discretion to make the final determination of the percentage of any annual performance bonus that will be paid in cash, in the form of an equity or equity-based incentive award grant, or any combination thereof, and subject to such terms and conditions, in each case, as determined by the Company in its sole and absolute discretion.

Equity Incentive Award Approval. Notwithstanding anything to the contrary contained in the section of this Letter Agreement entitled “Compensation”, any equity or equity-based incentive award portion of any annual performance bonus and, the Sign-On Equity Grant, the First Sign-On Option Grant, the Second Sign-On Option Grant, and the Third Sign-On Option Grant are, in each case, subject to approval by the board of directors of Galaxy Digital Holdings Ltd. (or any U.S. publicly listed successor entity) (the “Board”) and the definitive documentation evidencing the grants in such forms and with such terms as will be determined by the Galaxy Group in its sole discretion. The Company’s senior management is not aware of any reason that the Board would not approve the grant to you of the Sign-On Equity Grant, the First Sign-On Option Grant, the Second Sign-On Option Grant or the Third Sign-On Option Grant.

Payment Timing and Conditions. Payment and/or grant of an annual performance bonus (if any) in any given year (whether in cash, in the form of an equity or equity-based incentive award grant, or any combination thereof) does not entitle you to such bonus (or grant) in any subsequent year (including, without limitation, amount, combination or type). Any annual performance bonus will be paid or granted to you at the same time annual bonuses or equity or equity-based incentive awards are paid or granted, as applicable, to employees generally (and for purposes of any equity or equity-based incentive award grant, during an open trading window period). Any Sign-On Equity Grant, the First Sign-On Option Grant, the Second Sign-On Option Grant, and/or the Third Sign-On Option Grant will only be granted during an open trading window period. In addition payment or grant of any such bonuses or equity or equity-based incentive awards and grant of the Sign-On Equity Grant, the First Sign-On Option Grant, the Second Sign-On Option Grant and the Third Sign-On Option Grant will only be made if you remain an active employee through such payment date or grant date, as applicable, and have neither given nor received notice of termination prior to such payment date or grant date, as applicable.

Termination of Employment. Notwithstanding the foregoing or anything in this Letter Agreement or the LTIP to the contrary, if (a) your employment is terminated by the Company without Cause (as defined below) (excluding death or Disability (as defined in the LTIP)) or you resign for Good Reason (as defined below) and (b) you timely execute and return, and, to the extent applicable, do not revoke, a separation and release of claims agreement (in a form provided to you by the Company) (the “Separation and Release Agreement”) within fifty-five (55) days following the date of termination of your employment (the “Date of Termination”) or such shorter period provided in the Separation and Release Agreement for the execution, return, and, if applicable, non-revocation of the Separation and Release Agreement:

the tranche of shares subject to each of the Sign-On Equity Grant, the First Sign-On Option Grant, the Second Sign-On Option Grant and the Third Sign-On Option Grant, if any, that is scheduled to vest on the next Vesting Date (as defined in the LTIP) will vest; provided, that such next Vesting Date is within 12-months of your Date of Termination; and

Any unvested equity incentive award portions of any discretionary annual performance bonus described in this Letter Agreement that was paid in whole or in part in the form of a grant of an equity incentive award will immediately vest.

For purposes of this Letter Agreement:

“Cause” shall have the meaning set forth in Section 1.3.7 of the LTIP except:

in subclause (b) thereof, the words “or vacation” shall be inserted after the word “Disability”; and

a thirty (30) day cure period shall apply to subclauses (c) and (d) thereof (if the breach is curable); and

“Good Reason” shall mean the occurrence, without your written consent, of any of the following events: (a) a material diminution in your title, duties or responsibilities; (b) the requirement that you report to anyone other than the Reporting Line, or (c) a relocation of your principal place of employment to a location other than New York City. However, none of the foregoing events or conditions will constitute Good Reason unless: (x) you provide the Company with written objection to the event or condition within thirty (30) days following the occurrence thereof; (y) the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written objection (the “Cure Period”); and (z) you resign your employment within thirty (30) days following the expiration of the Cure Period.

Representations:
You represent and warrant that:
i.on your Start Date you will be free to accept employment hereunder without any contractual restrictions, express or implied, with respect to any of your prior employers;
ii.you have not taken or otherwise misappropriated, and you do not have in your possession or control, any confidential or proprietary information (x) belonging to any individuals or entities that you previously provided services to, including any prior employers, or (y) that is connected with or derived from your services provided to such individuals or entities;
iii.you have returned any and all such confidential or proprietary information to all individuals or entities you previously provided services to, including prior employers;
iv.the Company has informed you that you are not to use or cause the use of such confidential or proprietary information in any manner whatsoever in connection with your employment by the Company;
v.you agree that you will not use or disclose any such confidential or proprietary information in connection with your employment by the Company; and
vi.you are not currently a party to any pending or threatened litigation with any former employer or business associate.

You shall indemnify, defend and hold harmless the Company, its affiliates (including, without limitation, each member of the Galaxy Group) and their respective directors, officers, principals, agents, successors and assigns, from any and all claims, expenses (including, without limitation, reasonable attorney’s fees) and liabilities arising out of, relating to, or with respect to, any breach of the representations and warranties and covenants in this paragraph.

Licenses; Policies and Procedures:	Further, this offer is contingent on your obtaining and retaining all applicable licenses and registrations from FINRA, exchanges, state securities commissions and other regulatory bodies as the Company shall determine are required or necessary for your position, as well as your compliance with all applicable policies and procedures of the Galaxy Group applicable to employees, as amended from time to time.

Employment Relationship:	This offer is not a contract of employment for any specific period of time, although this Letter Agreement is a binding legal agreement between the parties hereto. In particular, you acknowledge and agree that your employment is “at will” and may be terminated by you or by the Company at any time for any reason or no reason whatsoever; provided, however, that if you wish to terminate your employment, you must provide at least the number of days prior written notice indicated in the schedule below based on your title at the time of your resignation. During such notice period, you will remain an employee of the Company and continue to receive your base salary and participate in the Company’s benefit plans, except that the Company may elect to (i) place you on garden leave for all or any portion of the notice period, during which period you may be prohibited from coming to the Company’s offices or performing services on the Company’s behalf; (ii) require that you come to the office and/or transition your duties or otherwise perform services on the Company’s behalf; or (iii) accelerate the date of termination of your employment without the obligation to continue to pay your base salary or provide you with participation in the Company’s benefit plans beyond your termination date.

Position
Notice Period

Managing Directors
90 days

Directors
60 days

Vice Presidents/Associates/Analysts
45 days

Benefits:	On your Start Date, you and your spouse, registered domestic partner and/or eligible dependents, if any, will be eligible to, and may, at your election, participate in the Company’s employee benefit plans, subject to applicable terms, conditions, exclusions and limitations. The Company’s employee benefit plans are subject to amendment, change or modification, including elimination, from to time, at the Company’s sole discretion.
D&O Coverage/ Indemnification	You shall be entitled to and covered by the director’s and officer’s insurance coverage and indemnification from the Company on the same basis as other directors and officers of the Company.

Vacation Days:	You will be eligible for vacation days subject to, and in accordance with, the Company’s vacation policy applicable to employees, as such policy may be amended from time to time.

Protective Covenants:
As a condition precedent to your employment with the Company and in consideration of your opportunity to receive confidential information of the Galaxy Group, you previously executed a copy of the Company’s Confidentiality and Related Covenants Agreement (the “Restrictive Covenant Agreement”) which shall remain in full force and effect.

Governing Law; Waiver of Jury Trial; Class Action Waiver:
Governing Law. This Letter Agreement will be covered by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions and principles thereof.

Waiver of Jury Trial. YOU FURTHER WAIVE ANY AND ALL RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY CLAIMS OR DISPUTES ARISING UNDER THIS LETTER AGREEMENT AND THE RESTRICTIVE COVENANT AGREEMENT OR OTHERWISE RELATING TO YOUR EMPLOYMENT BY THE COMPANY. YOU CERTIFY AND ACKNOWLEDGE THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE COMPANY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE COMPANY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) YOU UNDERSTAND AND HAVE CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (C) YOU MAKE THIS WAIVER VOLUNTARILY.

Class Action Waiver.  Neither the Company nor you will be entitled to join or consolidate disputes by or against others as a representative or member of a class or collective, to obtain relief in any litigation in the interests of the general public, or to act as a private attorney general. If this class/collective/representative action waiver is found to be unenforceable, in whole or in part, any offending provisions shall be severed from the preceding sentence.

Miscellaneous:
Background Check; Immigration Compliance.

We remind you that this offer is contingent upon a number of additional steps in the employment process including, but not limited to, background and reference checking and a credit check (if applicable), providing the details of all brokerage and similar accounts, private investments and outside business activities in which you are involved.

You are also required to show appropriate proof of authorization to commence work in the United States. We will ask that you complete Part 1 of the Form I-9, and also furnish acceptable supporting documentation as provided on the Lists of Acceptable Documents portion of the Form I-9, in each case, on or before your Start Date, as required by the Immigration Reform and Control Act of 1986, as amended.

If any part of the screening process proves unsatisfactory to the Company, the supporting documentation provided is not acceptable, or if you are not legally able to work for the Company in the United States in the position offered you or you are unable to complete Part 1 of the Form I-9, the Company reserves the right to rescind any outstanding offer of employment or terminate your employment without notice or severance benefits.

Waiver. The failure of a party to this Letter Agreement to insist upon strict adherence to any term hereof on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Letter Agreement.

Assignment. This Letter Agreement, and all of your rights and duties hereunder, shall not be assignable or delegable by you. Any purported assignment or delegation by you in violation of the foregoing shall be null and void ab initio and of no further force and effect. This Letter Agreement may be assigned by the Company to any affiliate thereof or to a person or entity which is an affiliate or successor in interest to all or substantially all of the business operations or assets of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

Survival. The terms and conditions of this Letter Agreement that are intended to survive the termination of the Letter Agreement shall survive in accordance with their terms.

Taxes. The Company may withhold from any amounts, grants and benefits due to you under this Letter Agreement such Federal, state, local and any non-U.S. taxes as may be required or permitted to be withheld pursuant to any applicable law or regulation.

Entire Agreement; Amendments; Reliance. This Letter Agreement contains the entire understanding of the parties in respect of the subject matter contained herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between the parties with respect to such subject matter, including, without limitation, the Prior Agreement. Except as otherwise set forth herein, this Letter Agreement may be modified only in a document signed by the parties and referring explicitly to this Letter Agreement. In executing this Letter Agreement, you represent that you have not relied on any representation or statement not set forth herein, and you expressly disavow any reliance upon any such representations or statements.

Section 409A. This Letter Agreement and the payments hereunder are intended to be exempt from, or to the extent subject to, comply with, Section 409A of the Internal Revenue Code of 1986 and related rules, regulations and guidance (as amended from time to time, the “Code”). Any ambiguity or question about the application of Code Section 409A shall first be resolved in favor of an exemption from Code Section 409A and, if not permissible, in compliance with Code Section 409A. Accordingly, this Letter Agreement and payments under this Letter Agreement shall be interpreted and administered in accordance with the foregoing and Code Section 409A to the extent applicable. For purposes of Code Section 409A, the right to a series of installment payments under this Letter Agreement shall be treated as a right to a series of separate payments. Without limiting the forgoing and notwithstanding anything in this Letter Agreement to the contrary, to the extent required in order to avoid additional taxation and/or penalties or interest under Code Section 409A:

i.    any payments that constitute “deferred compensation” (within the meaning of Code Section 409A) subject to Code Section 409A to be made under this Letter Agreement in connection with a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Code Section 409A; and

ii. if you are a “specified employee” (as that term is defined in Code Section 409A(a)(2)(B)(i)) on the date of termination and, as a result thereof, Code Section 409A would so require, any applicable payments and benefits (whether under this Letter Agreement or otherwise) shall be delayed as required under Code Section 409A, and the accumulated postponed benefits and payments, without interest, shall be paid in a lump sum or provided, as applicable, on the first business day after the end of the six-month period, except to the extent that earlier payment would not result in you incurring additional taxation and/or penalties or interest under Code Section 409A; provided, that if you die during the postponement period prior to payment or provision of the postponed amount or benefit, the amount of payments and benefits delayed on account of Code Section 409A shall be paid or provided, as applicable, to your estate within sixty (60) days following your death; provided, further, that in the event of any conflict between this Code Section 409A “specified employee” paragraph and any other Code Section 409A “specified employee” provision in any other plan, program, agreement or arrangement to which you are a party and which applies to a specific payment or benefit, such other Code Section 409A “specified employee” provision shall apply to such specific payment or benefit, as applicable.

The Company (i) makes no representations that the payments and benefits provided under this Letter Agreement or any other plan, program, agreement or arrangement are exempt from, or satisfy, the requirements of Code Section 409A or Code Section 457A and (ii) does not guarantee any specific tax treatment with respect to any of the payments and benefits provided under this Letter Agreement or any other plan, program, agreement or arrangement, and in no event shall the Company or any member of the Galaxy Group have any liability or other obligation to indemnify or hold you harmless for any tax, penalties, interest or other expenses that may be incurred by you on account of the payments and benefits under this Letter Agreement or any other plan, program, agreement or arrangement, including, if any of the payments and benefits provided under this Letter Agreement or any other plan, program, agreement or arrangement are deemed subject to, and in violation of, the requirements of Code Section 409A or Code Section 457A.

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If you agree with the terms of this Letter Agreement and accept this offer of employment, please sign and date this agreement in the space provided below to indicate your acceptance. We look forward to your joining the Galaxy team. This Letter Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Letter Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all of the parties reflected hereon as the signatories. Signatures delivered by facsimile and/or “pdf” or other electronic transmission of signatures of the parties complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable law will be deemed effective for all purposes.

Sincerely,

Galaxy Digital Services LLC

By:	/s/ Leinee Hornbeck
Name:	Leinee Hornbeck
Title:	Authorized Signatory

AGREED AND ACCEPTED AS OF December 10, 2024

/s/ Anthony Paquette
Anthony Paquette